DEBT CONVERSION AGREEMENT

This Conversion Agreement (this "Agreement") is dated as of September 26, 2016 (the "Effective Date") by and between Pernix Group, Inc., a Delaware Corporation ("Pernix") and Bent Marketing Ltd. ("Bent"). Pernix and Bent are sometimes referred to collectively as the Parties and individually as a Party.

WHEREAS, in July 2015 Pernix and Bent entered into a $6,000,000 USD (Six Million US Dollars) loan agreement (the "2015 Loan"), for a two year loan earning 4.5% interest;

WHEREAS, in May 2016 Pernix and Bent entered into a $8,000,000 USD (Eight Million US Dollars) loan agreement (the "2016 Loan"), for a two year loan earning 4.5% interest;

WHEREAS, the total principal (excluding interest) as of the Effective Date is equal to $14,000,000.00 USD (Fourteen Million) (the "Principal");

WHEREAS, Bent and Pernix desire to exchange the amounts due under the 2015 Loan and the 2016 Loan into Common Stock as set forth below;

NOW THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, Pernix and Bent agree as follows:

1. **Definitions**

1.1 "Best Efforts" means the efforts that a prudent person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

1.2 "Bent" as defined above.

1.3 "Effective Date" as defined above.

1.4 "Securities Act" means, but is not limited to, the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law, as well as any other United States securities laws applicable to this transaction.

1.5 "Pernix" as defined above.

1.6 "Shares" means shares of Common Stock to be issued by Pernix as a result of this transaction.

2. Conversion and Transfer of Shares; Effective Date

2.1 **Shares and Authorization.** Subject to the terms and conditions of this Agreement as of the Effective Date, Bent hereby elects to convert the Principal, into Pernix Common Stock at a rate of $2.50 per share totaling to 5,600,000 shares.

2.2 **Outstanding Interest.** Interest accrued between July 1, 2016 and September 30, 2016, (totaling to $158,795.00 USD) will be converted into Pernix Common Stock at a rate of $2.50 per share totaling to 63,518 shares.

2.2 **Obligations.** Pernix will deliver to Bent: the new certificates representing the Shares exchanged within 30 days of the execution of this Agreement;

3. **Representations and Warranties of the Bent.** Bent represents and warrants to Pernix as follows:

3.1 Bent is an "accredited investor" as that term is defined in Rule 501 of Regulation D promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act. For this purpose, Bent understands that an "accredited investor" includes:

3.1.1. any individual who: (i) has a net worth (with spouse) in excess of $1 million; or (ii) has had an individual income in excess of $200,000 (or joint income with spouse in excess of $300,000) in each of the two most recent years and who reasonably expects the same income level for the current year; or (iii) who is an executive officer or director of Pernix;

3.1.2 any entity in which all of the equity owners or partners are "accredited investors"; or

3.1.3 any corporation or partnership with total assets in excess of $5,000,000 that was not formed for the specific purpose of purchasing the securities sold hereunder.

3.2 Bent considers itself to be a sophisticated investor in companies similarly situated to Pernix, and Bent has substantial knowledge and experience in financial and business matters (including knowledge of finance, securities and investments, generally, and experience and skill in investments based on actual participation) such that Bent is capable of evaluating the merits and risks of the prospective investment in Pernix.

3.3 Bent's current address is as set forth in Section 5.2.

3.4 Bent has been advised and acknowledges that the issuance of the Shares will not be registered under the Securities Act, in reliance upon the exemption(s) from registration promulgated thereunder, and, therefore, are "restricted securities." Bent also acknowledges that the issuance of the Shares will not be registered under the securities laws of any state. Consequently, Bent agrees that the Shares cannot be

resold unless they are registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Bent has been advised and acknowledges that Pernix is under no obligation to take any action necessary in order to make available any exemption for the transfer of the Shares without registration.

3.5 Bent is converting the 2015 Loan and the 2016 Loan into the Shares solely for Bent's own account and not as nominee for, representative of, or otherwise on behalf of, any other person. Bent is purchasing the Shares with the intention of holding the Shares for investment, with no present intention of participating directly or indirectly in a subsequent public distribution of the Shares unless registered under the Securities Act and applicable state securities laws, or unless an exemption from such registration requirements is available. Bent shall not make any sale, transfer or other disposition of the Shares in violation of state or federal law.

3.6 Bent has been advised that there is no assurance that Pernix will continue to be a "Public Company" (*i.e.,* a company with equity securities registered with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or, even if Pernix continues to be a Public Company, that there will be an active market for the Shares. Bent is aware that Bent's investment in Pernix is speculative and involves a high degree of risk of loss arising from, among other things, substantial market, operational, competitive and other risks, and, having made Bent's own evaluation of the risks associated with this investment, Bent is aware and Bent has been advised that Bent must bear the economic risks of a purchase of the Shares indefinitely.

3.7 Bent acknowledges that the Shares were not offered to Bent by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which Bent was invited by any of the foregoing means of communication.

3.8 Bent understands and agrees that Pernix, and all current and future stockholders of the Pernix, are relying on the agreements and representations contained herein.

3.9 In connection with the conversion to Shares by Bent, Bent has not paid and will not pay, and has no knowledge of the payment of, any commission or other direct or indirect remuneration to any person or entity for soliciting or otherwise coordinating the purchase of the Shares.

3.10 Bent has been advised and agrees that there will be placed on any certificates representing the Shares, or any substitution(s) thereof, a legend stating in substance the following (and including any restrictions or conditions that may be required by any applicable state law), and Bent has been advised and further agrees that Pernix

will refuse to permit the transfer of the Shares out of Bent's name in the absence of compliance with the terms of such legend:

> *"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be sold, pledged, transferred, assigned or otherwise disposed of except in accordance with such Act and the rules and regulations thereunder and in accordance with applicable state securities laws. The Company will transfer such shares only upon receipt of evidence satisfactory to the Company, which may include an opinion of counsel, that the registration provisions of such Act have been compiled with or that such registration is not required and that such transfer will not violate any applicable state securities laws."*

3.11 Bent is aware that Pernix may offer and sell additional shares of Preferred Stock, Common Stock or other securities in the future, thereby diluting Bent's percentage equity ownership of Pernix.

3.12 Bent is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

3.13 There is no pending proceeding that has been commenced against Bent and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions in this Agreement. To Bent's knowledge, no such proceeding has been threatened.

3.14 Bent and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Pernix harmless from any such payment alleged to be due by or through Bent as a result of the action of Bent and its officers or agents.

4. General Provisions.

4.1 **Expenses.** Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the contemplated transactions, including all fees and expenses of agents, representatives, counsel, and accountants.

4.2 **Notices.** All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt), (ii) sent by fax machine (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in

each case to the appropriate addresses and fax numbers set forth below (or to such other addresses and fax numbers as a Party may designate by notice to the other Party):

Pernix:	Pernix Group, Inc. 151 E 22nd Street Lombard Ill. 60148 USA
Attention:	Nidal Z. Zayed CEO and President
Fax:	(630) 620-4753
Bent: European : address	Bent Marketing, Ltd. Herrengasse 5 PO Box 1155 FL – 9490 Vaduz
Attention:	Mrs. Sandra A. Marc-Büchel Director
Fax:	00423 237 69 78

SWb

4.3 **Waiver.** The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

4.4 **Entire Agreement and Modification.** This Agreement supersedes the 2015 Loan and the 2016 Loan as well as all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

4.5 **Assignments, Successors, No Third-Party Rights.** Neither Party may assign any of its rights under this Agreement without the prior consent of the other Party, (which will not be unreasonably withheld), except that Bent may assign any of its rights under this Agreement to any Subsidiary of Bent. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the Parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.

4.6 **Severability.** If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.7 **Governing Law.** This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

4.8 **Counterparts.** This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date through their duly authorized and empowered representatives.

Bent:	**Pernix:**
Sandra A. Marc-Büchel Director	Nidal Z. Zayed President and Chief Executive Officer
Bent Marketing, Ltd.	Pernix Group, Inc.